Power of Attorney

Exhibit 24.1

Each of the undersigned officers and directors of Arrestage International, Inc. hereby constitutes and appoints Mr. Gary Croft and Dr. Roy Shapiro, each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement of Arrestage International, Inc. on Form S-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date
/s/Mr. Gary Croft	Chief Executive Officer and Director (Principal Executive Officer)	December 26, 2017
/s/Mr. Rick Gean	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 26, 2017
/s/Dr. Roy Shapiro	Director	December 26, 2017
/s/Mr. Philip Nuciola	Director	December 26, 2017
/s/Mr. Philip Weisman /s/Ms. Kimberly Shapir	Director Director	December 26, 2017 December 26, 2017